U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                     FORM 3

       Filed pursuant to Section 16(a) of the  Securities  Exchange Act of 1934,
       Section  17(a)  of the  Public  Utility  Holding  Company  Act of 1935 or
       Section 30(f) of the Investment Company Act of 1940

1.     Name and Address of Reporting Person

       Elliott Associates, L.P.
       712 Fifth Avenue
       New York, New York 10019

2.     Date of Event Requiring Statement (Month/Day/Year)

       4/11/00

3.     IRS or Social Security Number of Reporting Person (Voluntary)

4.     Issuer Name and Ticker or Trading Symbol

       Aries Ventures Inc. (ARVT)

5.     Relationship of Reporting Person to Issuer (Check all applicable)

       [ ] Director [ ] Officer  (give title below) [ ] Chairman [x] 10% Owner
       [ ] Other (specify below)

6.     If Amendment, Date of Original (Month/Day/Year)

7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person


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Table I          Non-Derivative Securities Beneficially Owned


1.     Title of Security (Instr. 4)

             Common Stock

2.     Amount of Securities Beneficially Owned (Instr. 4)

             646,616

3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

             D

4.     Nature of Indirect Beneficial Ownership (Instr. 4)

             Not applicable.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.




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Table II Derivative Securities  Beneficially Owned (e.g. puts, calls,  warrants, options, convertible securities)

1.     Title of Derivative Security (Instr. 4)

             Warrant

2.     Date Exercisable and Expiration Date (Month/Day/Year)

             Date Exercisable:

                 Immediately

             Expiration Date:

                 4/11/01

3.     Title and Amount of Securities Underlying Derivative Security (Instr. 4)

             Title:

                 Common Stock

             Amount or Number of Shares:

                 646,616

4.     Conversion or Exercise Price of Derivative Security

             $6.00

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)

             D

6.     Nature of Indirect Beneficial Ownership (Instr. 5)

             Not applicable.

Explanation of Responses:
* Intentional misstatement or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Date: May 9, 2000

         ELLIOTT ASSOCIATES, L.P.
         By: Elliott Capital Advisors, L.P., as general partner
                  By: Braxton Associates, Inc., as general partner


                           By: /s/ Elliot Greenberg
                                Elliot Greenberg
                                 Vice President

             *Signature of Reporting Person

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